Zayo Group, LLC Reports Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2013

Fourth quarter net income of $1.1 million on revenue of $258.2 million. Full fiscal year ending June 30, 2013 net loss of $142.8 million on revenue of $988.1 million.
Fourth quarter 2013 Adjusted EBITDA of $141.7 million representing $566.8 million of annualized Adjusted EBITDA. Full fiscal year ending June 30, 2013 Adjusted EBITDA of $553.0 million.

BOULDER, Colo., September 23, 2013 - Zayo Group, LLC (“Zayo Group” or “the Company”), a leading provider of bandwidth infrastructure and network-neutral colocation and connectivity services, announced results for the three and twelve months ended on June 30, 2013.
Fourth quarter revenue of $258.2 million grew 8% over the previous quarter on an annualized basis, largely a function of organic growth associated with positive net installations, and to a smaller extent, acquisition related growth resulting from the acquisition of Core NAP, L.P. (“Core NAP”) on May 31, 2013. Adjusted EBITDA of $141.7 million decreased 17% over the previous quarter on an annualized basis, as the Company recorded a $10.2 million charge for lease termination costs. Excluding this charge, Adjusted EBITDA for the quarter would have been $151.9 million representing $607.6 million on an annualized basis and 11% growth over the previous quarter on an annualized basis.
Total revenue and Adjusted EBITDA for fiscal year 2013 increased by $606.0 million and $358.5 million, respectively, as compared to fiscal year 2012 primarily as a result of the July 2, 2012 acquisition of AboveNet. Additional acquisition related activity throughout the fiscal year also contributed to the increase. Organic growth related to our sales efforts and expansion of the network represented approximately $46 million of the increase.
During the three months ended June 30, 2013, capital expenditures were $101.9 million, which included adding 1,514 route miles and 482 buildings to the network. The Company had $88.1 million of cash and $243.4 million available under its revolving credit agreement on June 30, 2013.
Financial Highlights

•	Zayo Group generated quarterly revenue of $258.2 million; a $5.1 million sequential quarter increase representing 8% annualized sequential growth

•	Net earnings of $1.1 million for the fourth quarter was $26.4 million higher than the $25.3 million net loss for the previous quarter

•	Gross profit for the quarter increased $6.3 million from the previous quarter reaching $224.3 million for a gross profit percentage of 87%

•
Adjusted EBITDA for the fourth quarter was $141.7 million, which was $6.1 million lower than the prior quarter, as the Company recorded a $10.2 million charge for lease termination costs related to exit activities initiated for unutilized space

•	Quarterly revenue and Adjusted EBITDA increased by $148.6 million and $84.2 million, respectively over the fourth quarter of fiscal year 2012

•	Net earnings increased by $6.4 million from the fourth quarter of fiscal year 2012

•	Fiscal year 2013 revenue increased by $606.0 million or 159% over fiscal year 2012

•	Net earnings decreased by $137.0 million from fiscal year 2012 resulting in a net loss of $142.8 million for the current fiscal year

•	Adjusted EBITDA for the fiscal year 2013 increased by $358.5 million or 184% over fiscal year 2012. Net purchases of property and equipment were $323.2 million for the fiscal year
Recent Developments
Core NAP Acquisition
On May 31, 2013, the Company acquired Core NAP, L.P. (“Core NAP”), a Texas limited partnership, for total consideration of $7.3 million (inclusive of assumed capital leases), subject to certain post-closing adjustments. Core NAP is a provider of colocation services through the operation of a single datacenter facility in Austin, TX. The acquisition was funded with cash on hand.
The acquired Core NAP business operates a 15,000 sq. ft. data center facility in northwest Austin, Texas, which offers carrier-neutral colocation consisting of a dense enterprise footprint with over 220 existing customers and four major carriers providing services to cloud, enterprise, financial, carrier, media and other connectivity focused customers.
The results of the acquired Core NAP business are included in the operating results of the zColo business unit beginning June 1, 2013.

Access Communications Purchase Agreement
On August 13, 2013, the Company entered into an agreement to acquire 100% of the equity interest in Access Communications, Inc. (“Access”), a Minnesota corporation, for total consideration of $40.0 million, subject to post-closing adjustments. The acquisition will be funded with cash on hand.
Access is a provider of metro bandwidth infrastructure services over a 1,200 mile owned fiber network that covers the greater Minneapolis-St. Paul metropolitan area, connecting more than 500 on-net buildings, including the area's major datacenters and carrier hotel facilities. Access is primarily focused on providing dark fiber services to a concentrated set of Minneapolis area carrier, enterprise and governmental customers, particularly in the education segment.

Fourth Quarter Financial Results
Three Months Ended June 30, 2013 and March 31, 2013
Figure 1.0

($ in millions)	Three months ended
	June 30	March 31
	2013	2013
Revenue	$258.2	$253.1
Annualized revenue growth	8%
Gross profit	224.3	218.0
Gross profit %	87%	86%
Operating income	22.7	44.7
Loss from continuing operations before provision for income taxes	(14.9)	(12.0)
(Benefit)/provision for income taxes	(16.0)	13.3
Net income/(loss)	$1.1	$(25.3)

Adjusted EBITDA	$141.7	$147.8
Purchases of property and equipment, net	101.9	95.7
Unlevered free cash flow (deficit)	$39.8	$52.1
Annualized Adjusted EBITDA growth	(17)%
Adjusted EBITDA margin	55%	58%

The sequential quarterly revenue increase of $5.1 million was the result of organic growth and to a smaller extent, the May 31, 2013 acquisition of Core NAP. The Company generated additional monthly revenue of $4.6 million associated with gross installations accepted in the quarter ended June 30, 2013. This increase in revenue related to organic growth was partially offset by total customer churn of $3.7 million in monthly revenue during the quarter. Approximately 78% of churn processed was related to hard disconnects; 15% was related to negative price changes; and 7% was associated with upgrades.
The Company's gross profit percentage increased by one percentage point, while the Adjusted EBITDA margin decreased by three percentage points as compared to the prior quarter. The decrease in the Adjusted EBITDA margin was attributed to a $10.2 million charge for lease termination costs related to exit activities initiated for unutilized office space and technical facilities. Integration activities associated with acquisitions completed during fiscal years 2012 and 2013 resulted in the Company's determination that certain facilities under lease would not be used by the Company in the future. Excluding this charge, the Adjusted EBITDA margin would have been 59% for the quarter, one percentage point increase over the prior quarter.
Net earnings increased by $26.4 million in the quarter ended June 30, 2013 as compared to the previous quarter's net loss of $25.3 million. The increase in net earnings is primarily due to the recognition of a $16.0 million income tax benefit in the fourth quarter as compared to income tax expense of $13.3 million for the previous quarter. In addition, favorable movements in interest rates increased the fair value of the Company's interest rate swaps, which resulted in a $7.7 million decrease to interest expense during the fourth quarter. This was offset by a $10.2 million charge for lease termination costs related to exit activities initiated for unutilized office space and technical facilities recorded in the fourth quarter.

Three Months Ended June 30, 2013 and June 30, 2012
Figure 1.1

($ in millions)	Three months ended
	June 30,	June 30,
	2013	2012
Revenue	$258.2	$109.6
Revenue growth	136%
Gross profit	224.3	86.8
Gross profit %	87%	79%
Operating income	22.7	23.4
(Loss)/earnings from continuing operations before provision for income taxes	(14.9)	5.5
(Benefit)/provision for income taxes	(16.0)	10.8
Net income/(loss)	$1.1	$(5.3)

Adjusted EBITDA	$141.7	$57.5
Purchases of property and equipment, net	101.9	21.4
Unlevered free cash flow	$39.8	$36.1
Adjusted EBITDA growth	146%
Adjusted EBITDA margin	55%	52%

Revenue increased $148.6 million over the fourth quarter of fiscal year 2012 principally as a result of the July 2, 2012 acquisition of AboveNet and additional acquisition-related activities during fiscal year 2013. Organic growth related to sales efforts and expansion of the network also contributed to the increase. As a result of internal sales efforts since June 30, 2012, the Company has entered into $1,032.1 million of gross new sales contracts which will represent an additional $18.4 million in monthly revenue once installation on those contracts is accepted. Since June 30, 2012, the amount of gross installations accepted resulted in additional monthly revenue of $18.3 million as of June 30, 2013. This increase in revenue related to our organic growth was partially offset by total customer churn of $13.4 million in monthly revenue since June 30, 2012.
Gross profit increased $137.5 million over the fourth quarter of fiscal year 2012, as a result of the acquisition-related activity during fiscal year 2013 and organic revenue growth. Gross profit percentage for the quarter ended June 30, 2013, increased eight percentage points compared to the same period last year, primarily as a result of synergies realized related to our previous acquisitions and gross profit on newly installed revenue continuing to exceed the gross profit on revenue churned. This gross profit profile is reflective of the Company's strategy to deploy capital in network expansion and sell largely “on-net” services.
Net earnings increased by $6.4 million for the fourth quarter of fiscal year 2013 as compared to fiscal year 2012 primarily due to an income tax benefit recorded in the fourth quarter for $16.0 million, versus income tax expense of $10.8 million for the fourth quarter of 2012. This was offset by higher interest expense associated with the Company's increased indebtedness, and higher stock-based compensation expense associated with an increase in the value of the common units, primarily as a result of our organic growth since June 30, 2012, synergies realized and expected to be realized from our fiscal 2013 acquisitions, and a reduction to the discount rate utilized in the Company's valuation of the common units resulting from the Company's reduced financing costs.
Adjusted EBITDA increased $84.2 million as compared to the fourth quarter of fiscal year 2012, due to the Adjusted EBITDA contribution from the fiscal year 2013 acquisitions, synergies realized and organic revenue growth.

Fiscal Year Financial Results
Fiscal Year Ended June 30, 2013 and June 30, 2012
Figure 1.2

($ in millions)	Year ended
	June 30,	June 30,
	2013	2012
Revenue	$988.1	$382.0
Revenue growth	159%
Gross profit	851.5	299.5
Gross profit %	86%	78%
Operating income	110.8	76.6
(Loss)/income from continuing operations before provision for income taxes	(168.6)	23.7
(Benefit)/provision for income taxes	(24.0)	29.6
Earnings from discontinued operations, net of income taxes	1.8	—
Net loss	$(142.8)	$(5.8)

Adjusted EBITDA	$553.0	$194.5
Purchases of property and equipment, net	323.2	124.1
Unlevered free cash flow	$229.8	$70.4
Adjusted EBITDA growth	184%
Adjusted EBITDA margin	56%	51%

Total revenue increased by $606.1 million over the prior fiscal year principally as a result of our fiscal 2012 and fiscal 2013 acquisitions and organic growth. The majority of the revenue recognized during fiscal years 2013 and 2012 resulted from monthly recurring revenue streams.
Gross profit increased by $552.0 million as a result of the fiscal 2012 and fiscal 2013 acquisitions and organic revenue growth. Gross profit percentage increased by eight percentage points primarily as a result of gross installed revenues having a lower component of associated operating costs than the prior period revenue base due to a higher percentage of our newly installed revenue being supported by our owned infrastructure assets (i.e. on-net). Gross profit percentage also benefited from a higher percentage of acquired revenue being on-net and from network related synergies realized related to our fiscal 2012 and fiscal 2013 acquisitions.
Net earnings decreased by $137.0 million on a year over year basis primarily due to a $77.3 million loss on extinguishment of debt related to financing transactions completed in fiscal year 2013 and higher interest expense as a result of our additional indebtedness incurred in connection with the AboveNet acquisition. On July 2, 2012, in connection with the AboveNet acquisition, the Company issued $1,250.0 million of senior notes and a $1,620.0 million senior secured term loan facility. The Company's stock-based compensation expense also increased primarily as a result of organic growth since June 30, 2012, synergies realized and expected to be realized from our fiscal 2012 and fiscal 2013 acquisitions and a reduction to the discount rate utilized in the Company's valuation of the common units resulting from the Company's reduced financing costs. Improved operating margins partially offset these costs.
Adjusted EBITDA increased by $358.5 million as compared to the prior fiscal year 2012, due to the Adjusted EBITDA contribution from our fiscal 2012 and fiscal 2013 acquisitions, organic revenue growth, and synergies realized.

Conference Call
Zayo Group will hold a conference call to report fiscal year fourth quarter 2013 results at 11:00 a.m. EST,
September 23, 2013.  The dial in number for the call is (800) 736-4610.  A live webcast of the call can be found in the investor relations section of Zayo's website or can be accessed directly at https://cc.readytalk.com/r/vvx1f6qlppaz&eom. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://www.zayo.com/financial-earnings-release.

About Zayo Group
Based in Boulder, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and connectivity services.  Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation.  Zayo Group's business units provide these services over international, national, regional, metro and fiber-to-the-tower networks.

Forward Looking Statements
Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company's financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, outlook of customers, and strength of competition and pricing. In addition, there is risk and uncertainty in the Company's acquisition strategy including its ability to integrate acquired companies and assets. Specifically there is a risk associated with the Company's recent acquisition of Core NAP and the benefits thereof, including financial and operating results and synergy benefits that may be realized from these acquisitions and the timeframe for realizing these benefits. Other factors and risks that may affect the Company's business and future financial results are detailed in the Company's SEC filings, including, but not limited to, those described under “Risk Factors” within the Company's Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.
This earnings release should be read together with the Company's audited consolidated financial statements and notes thereto for the year ended June 30, 2013 included in the Company's Annual Report on Form 10-K filed with the SEC on September 23, 2013.

Non-GAAP Financial Measures
The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.
“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs, stock-based compensation, and certain non-cash and non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance, and these financial measures are among the primary measures used by management for planning and forecasting future periods. The Company further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.
The Company's computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.
Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of the business or as measures of liquidity.
In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization.

Consolidated Financial Information
Zayo Group
Consolidated Statements of Operations
Figure 1.3

($ in thousands)	Year ended June 30,
	2013	2012
Revenue	$988,085	$382,043
Operating costs and expenses
Operating costs, excluding depreciation and amortization	136,595	82,581
Selling, general and administrative expenses, excluding stock-based compensation	312,982	111,695
Stock-based compensation	105,048	26,253
Selling, general and administrative expenses	418,030	137,948
Depreciation and amortization	322,680	84,961
Total operating costs and expenses	877,305	305,490
Operating income	110,780	76,553
Other expenses
Interest expense	(202,464)	(50,720)
Loss on extinguishment of debt	(77,253)	—
Impairment on cost method investment	—	(2,248)
Other income, net	326	123
Total other (expense)/income, net	(279,391)	(52,845)

(Loss)/earnings from continuing operations before provision for income taxes	(168,611)	23,708
(Benefit)/provision for income taxes	(24,046)	29,557
Loss from continuing operations	(144,565)	(5,849)
Earnings from discontinued operations, net of income taxes	1,808	—
Net loss	$(142,757)	$(5,849)

Zayo Group
Consolidated Balance Sheets
Figure 1.4

($ in thousands)	June 30,	June 30,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$88,148	$150,693
Trade receivables, net	67,811	31,703
Due from related-parties	622	231
Prepaid expenses	19,188	7,099
Deferred income taxes	30,600	6,018
Restricted cash	—	22,417
Other assets	2,851	4,429
Total current assets	209,220	222,590
Property and equipment, net	2,411,220	754,738
Intangible assets, net	636,258	128,705
Goodwill	682,775	193,803
Debt issuance costs, net	99,098	19,706
Investment in US Carrier	—	12,827
Deferred tax assets, net	60,036	30,687
Other assets	29,284	9,048
Total assets	$4,127,891	$1,372,104

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$16,200	$4,440
Accounts payable	33,477	16,180
Accrued liabilities	115,932	45,835
Accrued interest	55,048	10,863
Capital lease obligations, current	6,600	1,148
Deferred revenue, current	35,977	22,940
Total current liabilities	263,234	101,406
Long-term debt, non-current	2,814,505	685,281
Capital lease obligations, non-current	6,567	10,470
Deferred revenue, non-current	326,180	146,663
Stock-based compensation liability	158,520	54,367
Deferred income taxes, net	5,560	—
Other long term liabilities	19,892	8,068
Total liabilities	3,594,458	1,006,255
Member's equity
Member's interest	703,963	388,867
Accumulated other comprehensive loss	(4,755)	—
Accumulated deficit	(165,775)	(23,018)
Total member's equity	533,433	365,849
Total liabilities and member's equity	$4,127,891	$1,372,104

Zayo Group
Consolidated Statements of Cash Flows
Figure 1.5

($ in thousands)
	Year ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net loss	(142,757)	(5,849)
Earnings from discontinued operations	1,808	—
Loss from continuing operations	(144,565)	(5,849)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	322,680	84,961
Loss on extinguishment of debt	77,253	—
Loss on disposal of property and equipment	—	32
Provision for bad debt expense	2,121	729
Non-cash interest expense	12,313	4,773
Lease termination charge	10,197	—
Impairment of cost method	—	2,248
Stock-based compensation	105,048	26,253
Additions to deferred revenue	61,544	55,041
Amortization of deferred revenue	(42,331)	(13,785)
Deferred income taxes	(25,707)	31,127
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(11,801)	(9,294)
Prepaid expenses	1,953	1,058
Other assets, current and non-current	(10,914)	(3,121)
Accounts payable and accrued liabilities	17,590	(1,504)
Payables to related parties, net	10,575	(992)
Other liabilities	7,365	(4,047)
Net cash provided by continuing operating activities	393,321	167,630

Cash flows from investing activities:
Purchases of property and equipment	(332,520)	(146,963)
Broadband stimulus grants received	9,319	22,826
Proceeds from sale of property and equipment	—	—
Acquisition of Abovenet, Inc., net of cash acquired	(2,212,492)	—
Acquisition of FiberGate, net of cash acquired	(118,335)	—
Acquisition of USCarrier Telecom, LLC	(16,092)	—
Acquisition of First Telecom Services, LLC	(109,700)	—
Acquisition of Litecast/Balticore, LLC	(22,160)	—
Acquisition of Core NAP, LP, net of cash acquired	(7,030)	—
Acquisition of 360 networks Holdings (USA), net of cash acquired	—	(317,891)
Acquisition of MarquisNet, net of cash acquired	—	(15,456)
Acquisition of Arialink, net of cash acquired	—	(17,926)

Arialink and MarquisNet purchase consideration returned	2,672	—
Proceeds from principal payments received on related party loans	10,396	—
Net cash used in investing activities	(2,795,942)	(475,410)

Cash flows from financing activities:
Equity contributions	345,013	134,796
Proceeds from long term-debt	3,189,339	335,550
Principal repayments on long-term debt	(1,058,577)	(1,575)
Change in restricted cash, net	22,666	(22,820)
Principal repayments on capital lease obligations	(1,931)	(1,171)
Payment of deferred debt issuance costs	(83,134)	(11,701)
Payment of early redemption fees on debt extinguished	(72,117)	—
Cash contributed to ZPS	(7,218)	—
Net cash providing by financing activities	2,334,041	433,079

Cash flows from discontinued operations:
Operating activities	3,914	—
Investing activities	2,424	—
Net cash provided by discontinued operations	6,338	—
Effect of changes in foreign exchange rates on cash	(303)	—
Net (decrease)/increase in cash and cash equivalents	(62,545)	125,299
Cash and cash equivalents, beginning of period	150,693	25,394
Cash and cash equivalents, end of period	$88,148	$150,693

Zayo Group
Reconciliation of Non-GAAP Financial Measures

Figure 1.6

($ in millions)	Three months ended			Year ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net income/(loss)	$1.1	$(25.3)	$(5.3)	$(142.8)	$(5.8)
(Earnings) from discontinued operations	—	—	—	(1.8)	—
Interest expense	37.6	49.6	15.6	202.5	50.7
(Benefit)/provision for income taxes	(16.0)	13.3	10.8	(24.0)	29.6
Depreciation and amortization	80.2	79.4	24.3	322.7	85.0
Transaction costs	1.1	0.1	3.3	14.2	6.6
Stock-based compensation	37.7	23.5	6.6	105.0	26.3
Loss on extinguishment of debt	—	6.6	—	77.3	—
Impairment of cost method investment	—	—	2.2	—	2.2
Foreign currency loss/(gain) on intercompany loan	—	0.6	—	(0.1)	—
Adjusted EBITDA	$141.7	$147.8	$57.5	$553.0	$194.5
Purchases of property and equipment, net	101.9	95.7	21.4	323.2	124.1
Unlevered Free Cash Flow, as defined	$39.8	$52.1	$36.1	$229.8	$70.4

Investor Relations:
(303) 381-3339
ir@zayo.com